Exhibit 99.1

FOR IMMEDIATE RELEASE

ELLIE MAE NAMES JONATHAN CORR CHIEF OPERATING OFFICER

Industry Visionary Assumes Expanded Management Role

PLEASANTON, CA – NOVEMBER 11, 2011 – Ellie Mae® (NYSE Amex: ELLI), a leading provider of automation solutions for the residential mortgage industry, today announced that Jonathan Corr has been named chief operating officer. Mr. Corr, who has been responsible for corporate and product strategy for Ellie Mae, will also oversee all sales, business development, marketing, client services and client support divisions.

Jonathan Corr joined Ellie Mae in 2002 as senior vice president of product strategy. He became the company’s executive vice president and chief strategy officer in 2005. “This is a great milestone for our company,” said Sig Anderman, Ellie Mae founder and CEO. “Jonathan has been the driving force behind the development and impressive adoption of all of our flagship products, including Encompass360® and its hosted – or SaaS – edition, as well as the Ellie Mae Network™ that electronically connects originators to the business partners they need to work with to process and fund loans. He has also been instrumental in the company’s successful IPO last April, and in the acquisitions of Del Mar DataTrac, Mortgage Pricing Systems, Mavent and Online Documents, Inc.”

Mr. Corr, a 1989 graduate of Columbia University, with a Bachelor of Science in Engineering, earned an MBA from Stanford University in 1996. He is an expert in the field of mortgage technology and, recognized as one of the leading industry visionaries, is a frequent speaker for industry panels and conferences. In 2007, he was named to the Mortgage Banking magazine list of IT All-Stars for his contributions in mortgage technology. Prior to his work with Ellie Mae, Mr. Corr held executive level positions at PeopleSoft, Inc., Netscape and Kana/Broadbase Software/Rubric.

“Jonathan embodies vision, talent, intellect and leadership – that is clearly evident in the impressive growth we have had during his tenure with the company,” said Anderman. “We are looking forward to our continued success as Jonathan takes this expanded role in the management of Ellie Mae.”

About Ellie Mae

Ellie Mae (NYSE Amex: ELLI) is a provider of automation solutions for the mortgage industry. The company’s offerings include the Encompass® and Encompass360® mortgage management software systems. Ellie Mae hosts the Ellie Mae Network™ that allows mortgage professionals to conduct electronic business transactions with the lenders and settlement service providers they work with to process and fund loans. Ellie Mae was founded in 1997 and is based in Pleasanton, California. To learn more about Ellie Mae, visit www.EllieMae.com or call 877.355.4362.

© 2011 Ellie Mae, Inc. Ellie Mae®, Encompass®, Encompass360®, Ellie Mae Network™ and the Ellie Mae logo are registered trademarks or trademarks of Ellie Mae, Inc. or its subsidiaries. All rights reserved. Other company and product names may be trademarks or copyrights of their respective owners.

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Jeri Yoshida

Strategic Vantage Marketing & Public Relations

(310) 396-8813

JeriYoshida@StrategicVantage.com

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